SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         ALLIANT ENERGY CORPORATION
               (Name of Registrant as Specified in its Charter)


(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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        pursuant to  Exchange  Act Rule 0-11 (Set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided  by  Exchange  Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)Amount Previously Paid:

      2)Form, Schedule or Registration Statement No.:

      3)Filing Party:

      4)Date Filed:

                            Your Vote is Important







                          Alliant Energy Corporation
                               Proxy Statement

                            [ALLIANT ENERGY LOGO]
                        2000 Notice of Annual Meeting

     ____________________________________________________________________

                         ALLIANT ENERGY CORPORATION

                        ANNUAL MEETING OF SHAREOWNERS

                        DATE:    May 17, 2000

                        TIME:    1:00   PM,   Central
                                 Daylight     Savings
                                 Time

                        LOCATION:Exhibition Hall
                                 Dane          County
                                 Exposition Center
                                 1881 Expo Mall
                                 Madison, Wisconsin
     ____________________________________________________________________





_____________________________________________________________________________

                         SHAREOWNER INFORMATION NUMBERS

LOCAL CALLS (MADISON, WI AREA)..................................608-252-3110


TOLL FREE NUMBER................................................800-356-5343

_____________________________________________________________________________

[ALLIANT ENERGY LOGO]

                                                    Alliant Energy Corporation
                                                    222 West Washington Avenue
                                                    P.O. Box 2568
                                                    Madison, WI 53701-2568
                                                    Phone: 608-252-3110

                 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Alliant Energy Corporation Shareowner:

On Wednesday, May 17, 2000, Alliant Energy Corporation (the "Company") will hold its 2000 Annual Meeting of Shareowners at the Exhibition Hall of the Dane County Exposition Center, 1881 Expo Mall, Madison, Wisconsin. The meeting will begin at 1:00 p.m. Central Daylight Savings Time.

Only shareowners of record at the close of business on March 21, 2000 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be assured. At the meeting the Company's shareowners will:

   1. Elect five directors for terms expiring at the 2003 Annual Meeting of Shareowners; and

   2. Attend to any other business properly presented at the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

You may vote via telephone, Internet or fax, or, if you prefer, you may sign and return the enclosed proxy card. Instructions for voting electronically are shown on the enclosed proxy card. If you attend the meeting, you may revoke your proxy at the registration desk and vote in person.

A copy of the 1999 Annual Report of the Company is enclosed.

                                             By Order of the Board of Directors,

                                             /s/ Edward M. Gleason

                                                 EDWARD M. GLEASON
                                                 Vice President - Treasurer
                                                    and Corporate Secretary

Dated, mailed and made available on the
Internet on or about March 27, 2000

                                TABLE OF CONTENTS

              Questions and Answers............................. 3
              Election of Directors............................. 7
                Nominees........................................ 7
                Continuing Directors............................ 9
              Meetings and Committees of the Board............. 12
              Compensation of Directors........................ 13
              Ownership of Voting Securities................... 16
              Compensation of Executive Officers............... 17
                Summary Compensation Table..................... 17
              Stock Options.................................... 19
                Stock Options/SAR Grants in 1999............... 19
                Options/SAR Values at December 31, 1999........ 20
                Long-Term Incentive Awards in 1999............. 20
              Certain Agreements and Transactions.............. 21
              Retirement and Employee Benefit Plans............ 23
              Report of the Compensation and Personnel
                Committee on Executive Compensation............ 28
              Comparison of Five Year Cumulative Total Return.. 33
              Section 16(a) Beneficial Ownership Reporting
                Compliance..................................... 34

                                 QUESTIONS AND ANSWERS


1.        Q: Why am I receiving these materials?
              -----------------------------------
          A: The Board of Directors of Alliant Energy Corporation (the "Company") is providing these proxy materials to you in connection with the Company's Annual Meeting of Shareowners (the "Annual Meeting"), which will take place on Wednesday, May 17, 2000. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposal described in this proxy statement.

2.        Q: What is Alliant Energy Corporation?
             -----------------------------------
          A: The Company was formed as a result of a three-way merger (the "Merger") completed on April 21, 1998 involving WPL Holdings, Inc., IES Industries Inc. ("IES Industries") and Interstate Power Company. The first tier subsidiaries of the Company include Wisconsin Power and Light Company ("WP&L"), IES Utilities Inc. ("IES"), Interstate Power Company ("IPC") and Alliant Energy Resources, Inc. ("AER").

3.        Q  Who is entitled to vote at the Annual Meeting?
             ----------------------------------------------
          A: Only shareowners of record at the close of business on March 21, 2000 are entitled to vote at the Annual Meeting. As of the record date, 79,000,744 shares of the Company's common stock were issued and outstanding. Each shareowner is entitled to one vote for each share of the Company's common stock held on the record date.

4.        Q: What may I vote on at the Annual Meeting?
             -----------------------------------------
          A: You may vote on the election of five nominees to serve on the Company's Board of Directors for terms expiring at the Annual Meeting of Shareowners in the year 2003.

5.        Q: How does the Board of Directors recommend I vote?
             -------------------------------------------------
          A: The Board of Directors recommends that you vote your shares FOR each of the nominees.

6.        Q: How can I vote my shares?
             -------------------------
          A: You may vote either in person at the Annual Meeting or by granting a proxy. If you desire to grant a proxy, then you have four options on how to vote:

                          - by telephone;
                          - by Internet;
                          - by faxing the proxy card; or
                          - by mailing the proxy card.

          Please refer to the instructions included on your proxy card to vote by proxy. The grant of a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7.        Q: How are votes counted?
             ----------------------
          A: In the election of directors, you may vote FOR all of the nominees or your vote may be WITHHELD with respect to one or more nominees. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all nominees.

8.        Q: Can I change my vote?
             ---------------------
          A: You have the right to revoke your proxy at any time before the Annual Meeting by:

                  - providing notice to the Corporate  Secretary of the Company and voting in person at the Annual Meeting; or
                  - appointing a new proxy prior to the start of the Annual
                    Meeting.

          Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

9.        Q: What shares are included on the proxy card(s)?
             ----------------------------------------------
          A: Your proxy card(s) covers all of your shares of the Company's common stock, including any shares held in your account under the Company's Shareowner Direct Plan. For present or past employees of IES, your proxy includes any shares held in your account under the IES Utilities Employee Stock Ownership Plan.

10. Q: How is the Company's common stock held for employees in the Alliant Energy Corporation 40l(k) Savings Plan voted?
          --------------------------------------------------------------------
          A: For shares held in the 401(k) Savings Plan, you will receive a separate form of proxy from the trustee of the Plan.

11.       Q: What does it mean if I get more than one proxy card?
             ----------------------------------------------------
          A: If your shares are registered differently and are in more than one account, then you will receive more than one card. Be sure to vote all of your accounts to ensure that all of your shares are voted. The Company encourages you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting the Company's Shareowner Services Department at the Shareowners Information Number shown at the front of this proxy statement.

12.       Q: Who may attend the Annual Meeting and how do I get a ticket?
             ------------------------------------------------------------
          A: All shareowners who owned shares of the Company's common stock on March 21, 2000 may attend the Annual Meeting. You will be prompted to indicate your intention to attend the Annual Meeting when voting electronically, or simply indicate on the reservation portion of the enclosed proxy card your intention to attend the Annual Meeting and return it with your signed proxy. No ticket is required.

13.       Q: How will voting on any other business be conducted?
             ---------------------------------------------------
          A: The Board of Directors of the Company does not know of any business to be considered at the 2000 Annual Meeting other than the election of five directors. If any other business is properly presented at the Annual Meeting, your voted proxy gives authority to Erroll B. Davis, Jr., the Company's President and Chief Executive Officer, and Edward
          M. Gleason, the Company's Vice President, Treasurer and Corporate Secretary, to vote on such matters in their discretion.

14.       Q: Where and when will I be able to find the results of the voting?
             ----------------------------------------------------------------
          A: The results of the voting will be announced at the Annual Meeting. You may also call the Company's Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement for the results. The Company will also publish the final results in its Quarterly Report on Form 10-Q for the second quarter of 2000 to be filed with the Securities and Exchange Commission.

15. Q: Are the Company's 1999 Annual Report and these proxy materials available on the Internet?
          ---------------------------------------------------------------------
          A:   Yes.    You   can   access   the    Company's    home   page   at
          www.alliant-energy.com to view the 1999 Annual Report and proxy materials.

16.       Q: How can I  access future proxy materials and annual reports on the Internet?
          ---------------------------------------------------------------------
          A: The Company is offering you the opportunity to consent to receiving its future proxy materials and annual reports electronically through the Company's Website.

          If you are a shareowner of record, you can choose this option to save the Company the cost of producing and mailing these documents by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you choose to view future proxy materials and annual reports over the Internet, then you will receive a proxy card in the mail next year with your instruction containing the Internet address of those materials. Your choice will remain in effect unless it is revoked by calling or writing the Company's Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement or at the address of the Company shown on the first page of this proxy statement.

          If you hold your stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

          If you consent to electronic access, then you will be responsible for your usual Internet charges (e.g., online fees) in connection with electronic viewing of proxy materials and the annual report. The Company will continue to distribute printed materials to shareowners who do not consent to access these materials electronically.

17.       Q:  When are shareowner proposals for the 2001 Annual Meeting due?
              --------------------------------------------------------------
          A: All shareowner proposals to be considered for inclusion in the Company's proxy statement for the 2001 Annual Meeting must be received at the principal office of the Company by November 27, 2000.

          In addition, any shareowner who intends to present a proposal from the floor at the 2001 Annual Meeting must submit the proposal in writing to the Corporate Secretary of the Company no later than February 10, 2001, which must be accompanied by the information required by the Company's Bylaws. A proposal may be presented from the floor only after the Company's Board of Directors has determined that it is a proper matter for consideration under the Company's Bylaws.

18.       Q: Who  are  the  independent  auditors  of the  Company and how are they elected?
          --------------------------------------------------------------------
          A: The Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditors for 2000. Arthur Andersen LLP acted as independent auditors for the Company in 1999. Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

19.       Q: Who  will  bear  the  cost  of  soliciting votes  for  the  Annual
          Meeting?
          --------------------------------------------------------------------
          A: The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet or by fax, then you will be responsible for Internet access charges and fax charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company's officers and employees who will not receive any additional compensation for these solicitation activities. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy materials to their principals.

                            ELECTION OF DIRECTORS


Five directors will be elected this year for terms expiring in 2003. The nominees for election as selected by the Nominating and Governance Committee of the Company's Board of Directors are: Erroll B. Davis, Jr., Lee Liu, Milton E. Neshek, Robert W. Schlutz and Wayne H. Stoppelmoor. Each of the nominees is currently serving as a director of the Company. Each person elected as director will serve until the Annual Meeting of Shareowners of the Company in 2003 or until his successor has been duly elected and qualified.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees shall be unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their age (as of December 31, 1999), an account of their business experience and the names of publicly-held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.


                                    NOMINEES
                                    --------

[PHOTO]   ERROLL B. DAVIS, JR.                               Director Since 1982
          Age 55                                Nominated Term to Expire in 2003

          Mr. Davis has been President of the Company since January 1990 and was elected President and Chief Executive Officer in July 1990. Mr. Davis joined WP&L in August 1978 and was elected President in July 1987. He was elected President and Chief Executive Officer of WP&L in August 1988. Mr. Davis has also served as Chief Executive Officer of AER, IES and IPC since 1998. He is a member of the Boards of Directors of BP Amoco p.l.c., PPG Industries, Inc. and the Edison Electric Institute. Mr. Davis has served as a director of WP&L since 1984, of AER since 1988 and of IES and IPC since 1998.

[PHOTO]   LEE LIU                                            Director Since 1998
          Age 66                                Nominated Term to Expire in 2003

          Mr. Liu has served as Chairman of the Board of the Company since 1998. Mr. Liu will retire as Chairman on April 21, 2000. He was Chairman of the Board and Chief Executive Officer of IES Industries and Chairman of the Board and Chief Executive Officer of IES prior to the Merger in 1998. Mr. Liu held a number of professional, management and executive positions after joining Iowa Electric Light and Power Company (later known as IES) in 1957. He is a director of McLeodUSA Incorporated, Principal Financial Group and Eastman Chemical Company. Mr. Liu has served as a director of IES (or predecessor companies) since 1981 and of WP&L, IPC and AER since 1998.



[PHOTO]   MILTON E. NESHEK                                   Director Since 1986
          Age 69                                Nominated Term to Expire in 2003

          Mr. Neshek has served as Special Consultant to the Kikkoman Corporation, Tokyo, Japan, since November 1997. In addition, he is General Counsel, Secretary and Manager of New Market Development, Kikkoman Foods, Inc., a food products manufacturer in Walworth, Wisconsin, positions he has held since 1973. Mr. Neshek is a director of Kikkoman Foods, Inc. and a member of the Walworth County Bar Association and the State Bar of Wisconsin. Mr. Neshek has served as a director of WP&L since 1984, of AER since 1994 and of IES and IPC since 1998.



[PHOTO]   ROBERT W. SCHLUTZ                                  Director Since 1998
          Age 63                                Nominated Term to Expire in 2003

          Mr. Schlutz is President of Schlutz Enterprises, a diversified farming and retailing business in Columbus Junction, Iowa. Mr. Schlutz has served as a director of IES (or predecessor companies) since 1989 and of WP&L, IPC and AER since 1998.

[PHOTO]   WAYNE H. STOPPELMOOR                               Director Since 1998
          Age 65                                Nominated Term to Expire in 2003

          Mr. Stoppelmoor has served as Vice Chairman of the Board of the Company since the Merger in 1998. Mr. Stoppelmoor will retire as Vice Chairman on April 21, 2000. Prior to the Merger he was Chairman, President and Chief Executive Officer of IPC. He retired as President of IPC on October 1, 1996 and as Chief Executive Officer on January 1, 1997. Mr. Stoppelmoor has served as a director of IPC since 1986 and of WP&L, IES and AER since 1998.


The Board of Directors unanimously recommends a vote FOR all nominees for election as directors.



                              CONTINUING DIRECTORS
                              --------------------


[PHOTO]   ALAN B. ARENDS                                     Director Since 1998
          Age:  66                                          Term Expires in 2002

          Mr. Arends is Chairman of the Board of Directors of Alliance Benefit Group Financial Services Corp. (formerly Arends Associates, Inc.) of Albert Lea, Minnesota, an employee benefits company that he founded in 1983. He has served as a director of IPC since 1993 and of WP&L, IES and AER since 1998.



(PHOTO]   JACK B. EVANS                                      Director Since 2000
          Age: 51                                           Term Expires in 2001

          Mr. Evans is a director and since 1996 has served as President of The Hall-Perrine Foundation, a private philanthropic corporation in Cedar Rapids, Iowa. Previously, Mr. Evans was President and Chief Operating Officer of SCI Financial Group, Inc., a regional financial services firm. Mr. Evans is a director of Gazette Communications, the Federal Reserve Bank of Chicago and Nuveen Institutional Advisory Corp., and Vice Chairman and a director of United Fire and Casualty Company. Mr. Evans was appointed as director of the Company effective January 1, 2000. He was also appointed to the Board of Directors of IES, IPC, WP&L and AER.

[PHOTO]   ROCKNE G. FLOWERS                                  Director Since 1981
          Age: 68                                           Term Expires in 2002

          Mr. Flowers is President of Nelson Industries, Inc. (a subsidiary of Cummins Engine Company), a muffler, filter, industrial silencer, and active sound and vibration control technology and manufacturing firm in Stoughton, Wisconsin. Mr. Flowers is a director of American Family Mutual Insurance Company, Janesville Sand and Gravel Company and M&I Bank of Southern Wisconsin. He has served as a director of WP&L from 1979 to 1990 and since 1994, of AER since 1990, and of IES and IPC since 1998.



(PHOTO]   JOYCE L. HANES                                     Director Since 1998
          Age 67                                            Term Expires in 2001

          Ms. Hanes has been a director of Midwest Wholesale Inc., a products wholesaler in Mason City, Iowa, since 1970 and Chairman of the Board since December 1997, having previously served as Chairman from 1986 to 1988. She is a director of Iowa Student Loan Liquidity Corp. Ms. Hanes has served as a director of IPC since 1982 and of WP&L, IES and AER since 1998.



(PHOTO]   KATHARINE C. LYALL                                 Director Since 1994
          Age 58                                            Term Expires in 2002

          Ms. Lyall is President of the University of Wisconsin System in Madison, Wisconsin. She serves on the Boards of Directors of the Kemper National Insurance Companies, M&I Corporation and the Carnegie Foundation for the Advancement of Teaching. In addition to her administrative position, she is a professor of economics at the University of Wisconsin-Madison. Ms. Lyall has served as a director of WP&L since 1986, of AER since 1994 and of IES and IPC since 1998.



(PHOTO]   ARNOLD M. NEMIROW                                  Director since 1991
          Age 56                                            Term Expires in 2001

          Mr.  Nemirow is Chairman,  President  and Chief  Executive  Officer of
          Bowater Incorporated, a pulp and paper manufacturer located in Greenville, South Carolina. He joined Bowater Incorporated in 1994 as President and Chief Operating Officer. He became President and Chief Executive Officer in 1995 and was elected Chairman in 1996. He is a member of the New York Bar. Mr. Nemirow has served as a director of WP&L since 1994, of AER since 1991 and of IES and IPC since 1998.

(PHOTO]   JUDITH D. PYLE                                     Director Since 1992
          Age 56                                            Term Expires in 2001

          Ms. Pyle is Vice Chair of The Pyle Group, a financial services company located in Madison, Wisconsin. Prior to assuming her current position, Ms. Pyle served as Vice Chairman and Senior Vice President of Corporate Marketing of Rayovac Corporation (a battery and lighting products manufacturer), Madison, Wisconsin. In addition, Ms. Pyle is Vice Chairman of Georgette Klinger, Inc. and a director of Uniek, Inc. Ms. Pyle has served as a director of WP&L since 1994, of AER since 1992 and of IES and IPC since 1998



(PHOTO]   ANTHONY R. WEILER                                  Director Since 1998
          Age: 63                                           Term Expires in 2002

          In February 2000, Mr. Weiler accepted positions as a consultant with Pinnacle Marketing and Management Group, Baltimore, Maryland, and as a Director of Business Development-Consumer Products Business Unit for Leggett and Platt Corporation, Carthage, Missouri. In addition, Mr. Weiler also acts as a consultant for other home furnishings organizations. Prior to assuming his current positions, Mr. Weiler had been a Senior Vice President for Heilig-Meyers Company, a national furniture retailer with headquarters in Richmond, Virginia. Mr. Weiler is a director of the Retail Home Furnishings Foundation. Mr. Weiler has served as a director of IES (or predecessor companies) since 1979 and of WP&L, IPC and AER since 1998.




We regret that David Q. Reed, a director of IES since 1967 and of the Company since 1998, passed away on July 27, 1999. Jack B. Evans was appointed by the Board of Directors as a director to complete Mr. Reed's term ending in 2001.

Jack R. Newman, who had been a director of IES since 1994 and of the Company since 1998, retired from his law practice and accepted the position of Vice President-Federal Relations with the Nuclear Management Company, of which the Company is a member, effective December 10, 1999. Mr. Newman resigned from his position as a director of the Company, IES, IPC, WP&L and AER. Prior to his retirement from the legal practice, Mr. Newman served as legal counsel to the Company on nuclear issues. Mr. Newman's former law firm, Morgan, Lewis & Bockius, provides certain legal services to the Company.

Robert D. Ray turned 71 years of age on September 28, 1999. Pursuant to the mandatory retirement provisions in the Company's Bylaws, Mr. Ray's tenure on the Board of Directors expires with the 2000 Annual Meeting of Shareowners.

The Company expresses its most sincere thanks and appreciation to Messrs. Newman and Ray for their many years of service to the Company and for their valued advice and guidance.

                     MEETINGS AND COMMITTEES OF THE BOARD

The full Board of Directors of the Company considers all major decisions of the Company. However, the Board has established standing Audit, Compensation and Personnel, and Nominating and Governance Committees, each of which is chaired by an outside director, so that certain important matters can be addressed in more depth than may be possible in a full Board meeting. The following is a description of each of these committees:

Audit Committee

The Audit Committee held two meetings in 1999. This Committee currently consists of J. L. Hanes (Chair), J. B. Evans, K. C. Lyall, M. E. Neshek and
R. W. Schlutz. The Audit Committee recommends to the Board the appointment of independent auditors; reviews the reports and comments of the independent auditors; reviews the activities and reports of the Company's internal audit staff; and, in response to the reports and comments of both the independent auditors and internal auditors, recommends to the Board any action which the Committee considers appropriate.

Compensation and Personnel Committee

The Compensation and Personnel Committee held three meetings in 1999. This Committee currently consists of A. M. Nemirow (Chair), A. B. Arends, J. D. Pyle and A. R. Weiler. This Committee sets executive compensation policy; administers the Company's Long-Term Equity Incentive Plan; reviews the performance of and approves salaries for officers and certain other management personnel; reviews and recommends to the Board new or changed employee benefit plans; reviews major provisions of negotiated employment contracts; and reviews human resource development programs.

Nominating and Governance Committee

The Nominating and Governance Committee held three meetings in 1999. The Nominating and Governance Committee currently consists of R. G. Flowers (Chair), A. B. Arends, J. D. Pyle, R. D. Ray and A. R. Weiler. This Committee's responsibilities include recommending and nominating new members of the Board; recommending committee assignments and committee chairpersons; evaluating overall Board effectiveness; preparing an annual report on Chief Executive Officer effectiveness; and considering and developing recommendations to the Board of Directors on other corporate governance issues. In making recommendations of nominees for election to the Board, the Nominating and Governance Committee will consider nominees recommended by shareowners. Any shareowner wishing to make a recommendation should write to the Corporate Secretary of the Company, who will forward all recommendations to the Committee. The Company's Bylaws also provide for shareowner nominations of candidates for election as directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to the Corporate Secretary of the Company.

The Board of Directors held six meetings during 1999. All directors attended at least 78% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each committee conducts performance evaluations annually to determine its effectiveness and suggests improvements for consideration and implementation. In addition, Mr. Davis' performance as Chief Executive Officer is also evaluated by the full Board on an annual basis.

                          COMPENSATION OF DIRECTORS

No retainer fees are paid to Messrs. Davis, Liu and Stoppelmoor for their service on the Company's Board of Directors. In 1999, all other directors (the "non-employee directors"), each of whom serve on the Boards of the Company, IES, IPC, WP&L and AER, received an annual retainer of $32,800 for service on all five Boards. Travel expenses are paid for each meeting day attended. All non-employee directors were also eligible to receive a 25 percent Company matching contribution in common stock for limited optional cash purchases, up to $10,000, of the Company's common stock through the Company's Shareowner Direct Plan. Matching contributions of $2,500 each for calendar year 1999 were made for the following directors: A. B. Arends, R.
G.  Flowers,  J. L. Hanes,  K. C. Lyall,  A. M. Nemirow,  M. E. Neshek,  J. D.
Pyle, R. D. Ray and R. W. Schlutz. Beginning in 2000, the annual retainer for each non-employee director has been increased to $45,000 for service on all five Boards. Of that amount, $25,000 will be paid in cash and $20,000 will be paid in the Company's common stock. The directors have the option to receive each amount outright (in cash and stock), to have each amount deposited to their Shareowner Direct Plan account or to a directors' Deferred Compensation Account or any combination thereof. Effective April 21, 2000, Mr. Liu will retire as an employee of the Company and will be eligible to receive this annual retainer.

Director's Deferred Compensation Plan

Under the Directors' Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to a Deferred Compensation Interest Account earn interest at a rate which is equal to the greater of the prime rate as reported in The Wall Street Journal, provided that in no event shall the rate of interest credited for any plan year be greater than 12% or less than 6%. The balance credited to a director's Deferred Compensation Interest Account as of any date will be the accumulated deferred cash compensation and interest that are credited to such account as of such date. Amounts deposited to a Company Stock Account, whether they be the cash portion or the stock portion of the directors' compensation, will earn dividends and those dividends will be reinvested. Annually, the director may elect that, upon retirement or resignation from the Board, the Deferred Compensation Account will be paid in a lump sum or in annual installments for up to 10 years.

Director's Charitable Award Program

The Company maintains a Director's Charitable Award Program for the members of its Board of Directors beginning after three years of service. The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions, and to enhance the Company's director benefit program so that the Company is able to continue to attract and retain directors of the highest caliber. Under the Program, when a director dies, the Company will donate a total of $500,000 to one qualified charitable organization, or divide that amount among a maximum of four qualified charitable organizations, selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company, and the donations are funded by the Company through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company's cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to the Company.

Director's Life Insurance Program

The Company maintains a split-dollar Director's Life Insurance Program for non-employee directors, beginning after three years of service, which provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to the Company to reimburse the Company for all costs of the program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to the Company. The imputed income allocations reported for each director in 1999 under the Director's Life Insurance Program were as follows: A. B. Arends- $306, R. G. Flowers-$442, J. L. Hanes-$485, K. C. Lyall-$391, A. M. Nemirow-$56, M. E. Neshek-$989, J. R. Newman-$689, and J. D. Pyle-$91, R. D. Ray-$746 and A. R. Weiler- $159.

Pension Arrangements

Prior to the Merger, Mr. Liu participated in the IES Industries retirement plan, which plan was transferred to Alliant Energy Corporate Services, Inc., a subsidiary of the Company ("Alliant Energy Corporate Services") in connection with the Merger. Mr. Liu's benefits under the plan have been "grandfathered" to reflect the benefit plan formula in effect at the time of the Merger. See "Retirement and Employee Benefit Plans-IES Industries Pension Plan."

Alliant Energy Corporate Services also maintains a non-qualified Supplemental Retirement Plan ("SRP") for eligible former officers of IES Industries who elected to remain under this plan following the Merger. Mr. Liu participates in the SRP. The SRP generally provides for payment of supplemental retirement benefits equal to 75% of the officer's base salary in effect at the date of retirement, reduced by benefits receivable under the qualified retirement plan, for a period not to exceed 15 years following the date of retirement. The SRP also provides for certain death benefits to be paid to the officer's designated beneficiary and benefits if an officer becomes disabled under the terms of the qualified retirement plan.

Certain Agreements

Mr. Liu has an employment agreement with the Company, pursuant to which Mr. Liu will serve as Chairman of the Board of the Company until April 21, 2000. Mr. Liu will thereafter retire as Chairman of the Board of the Company, although he will continue to serve as a director. Mr. Liu's employment agreement provides that he receive an annual base salary of not less than
$400,000, and supplemental retirement benefits and the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) in amounts no less than he was eligible to receive from IES Industries before the effective time of the Merger. If the employment of Mr. Liu is terminated without cause (as defined in the employment agreement) or if Mr. Liu terminates his employment for good reason (as defined in the employment agreement), then the Company or its affiliates will continue to provide the compensation and benefits called for by the employment agreement through the end of the term of such employment agreement (with incentive compensation based on the maximum potential awards and with any stock compensation paid in cash), and all unvested stock compensation will vest immediately. If Mr. Liu dies or becomes disabled, or terminates his employment without good reason, during the term of his respective employment agreement, then the Company or its affiliates will pay to Mr. Liu or his beneficiaries or estate all compensation earned through the date of death, disability or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If Mr. Liu is terminated for cause, then the Company or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. However, if any payments to Mr. Liu under his employment agreement or otherwise are subject to the excise tax on excess parachute payments under the Internal Revenue Code of 1986, as amended (the "Code"), then the total payments to be made under Mr. Liu's employment agreement will be reduced so that the value of these payments he is entitled to receive is $1 less than the amount that would subject Mr. Liu to the 20% excise tax imposed by the Code on certain excess payments, or which the Company may pay without loss of deduction under the Code.

Mr. Stoppelmoor entered into a three-year consulting arrangement with the Company in connection with the Merger. Under the terms of his consulting arrangement, Mr. Stoppelmoor receives an annual fee of $324,500 during each of the first two years and a fee of $200,000 during the third year of the consulting period. Mr. Stoppelmoor is also entitled to participate in compensation plans equivalent to those provided the Company's Chairman of the Board and Chief Executive Officer during the consulting period, subject to approval by the Compensation and Personnel Committee of the Board. Although Mr. Stoppelmoor is eligible to participate in the Directors Charitable Award Program and the Directors Life Insurance Program as a result of his service as Vice Chairman of the Board of Directors, his consulting arrangement provides that he will not be eligible to receive any other compensation otherwise payable to directors of the Company.

                        OWNERSHIP OF VOTING SECURITIES

Listed in the following table are the number of shares of the Company's common stock beneficially owned by the executive officers listed in the Summary Compensation Table and all nominees and directors of the Company, as well as the number of shares owned by directors and executive officers as a group as of December 31, 1999. The directors and executive officers of the Company as a group owned less than one percent of the outstanding shares of common stock on that date. To the Company's knowledge, no shareowner beneficially owned five percent or more of the Company's outstanding common stock as of December 31, 1999.

                                                   SHARES
                                                 BENEFICIALLY
NAME OF BENEFICIAL OWNER                           OWNED(1)
------------------------                        -------------
Executives(2)
   William D. Harvey.........................     51,358(3)
   James E. Hoffman..........................     30,640(3)
   Eliot G. Protsch..........................     50,223(3)
   Thomas M. Walker..........................     14,597(3)
Director Nominees
   Erroll B. Davis, Jr.......................    113,022(3)
   Lee Liu...................................     89,197(3)
   Milton E. Neshek..........................     13,035
   Robert W. Schlutz.........................      4,935
   Wayne H. Stoppelmoor......................     33,423(3)
Continuing Directors
   Alan B. Arends............................      2,664
   Jack B. Evans.............................     30,388
   Rockne G. Flowers.........................     12,810
   Joyce L. Hanes............................      4,174(3)
   Katharine C. Lyall........................      9,134
   Arnold M. Nemirow.........................     12,339
   Judith D. Pyle............................      7,128
   Anthony R. Weiler.........................      5,100(3)
All Executives and Directors as a Group
   32 people, including those listed above...    721,821(3)
__________

(1) Total shares of Company common stock outstanding as of December 31, 1999 were 78,984,014.

(2)  Stock ownership of Mr. Davis is shown with director nominees.

(3) Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Harvey - 2,035, Mr. Protsch - 614, Mr. Davis - 6,380, Mr. Evans - 388, Ms. Hanes - 473, Mr. Liu
     - 9,755 and Mr. Weiler - 1,148; and stock options exercisable on or within 60 days of December 31, 1999: Mr. Davis - 89,887, Mr. Liu - 34,750, Mr.
     Stoppelmoor - 27,156, Mr. Harvey - 27,744, Mr. Hoffman - 13,294, Mr. Protsch - 27,744 and Mr. Walker - 13,071 (all executive officers and directors as a group - 389,977).

                      COMPENSATION OF EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth the total compensation paid by the Company and its subsidiaries for all services rendered during 1999, 1998 and 1997 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company or its subsidiaries who performed policy making functions for the Company.

                                                        SUMMARY COMPENSATION TABLE

                                        Annual Compensation                   Long-Term Compensation
                              --------------------------------------    ----------------------------------
                                                                                Awards            Payouts
                                                                        -----------------------   --------

                                                                                    Securities
                                                                                    Underlying
                                                          Other        Restricted    Options/
     Name and                   Base                     Annual          Stock         SARs         LTIP        All Other
Principal Position     Year    Salary      Bonus(1)   Compensation(2)   Awards(3)   (Shares)(4)   Payouts    Compensation(5)
----------------------------------------------------------------------------------------------------------------------------
Erroll B. Davis, Jr.   1999  $580,000    $ 440,220       $12,526               -      77,657     $ 84,870        $60,188
President and CEO      1998   540,000            -        13,045               -      36,752            -         57,996
                       1997   450,000      200,800        19,982               -      13,800            -         60,261
----------------------------------------------------------------------------------------------------------------------------
William D. Harvey      1999   254,423      116,535         4,565       $ 255,004      17,071       31,365         44,005
Executive              1998   233,846            -         4,699               -      11,406            -         28,642
Vice President         1997   220,000       43,986        14,944               -       5,100            -         33,043
----------------------------------------------------------------------------------------------------------------------------
James E. Hoffman       1999   254,423      159,350             -         255,004      17,071            -         26,520
Executive              1998   230,455            -             -               -      11,406            -         17,119
Vice President         1997   232,200       62,694             -         149,096           -            -         16,271
----------------------------------------------------------------------------------------------------------------------------
Eliot G. Protsch       1999   254,423      152,898         1,909         255,004      17,071       31,365         32,941
Executive              1998   233,846            -         2,443               -      11,406            -         20,398
Vice President         1997   220,000       51,400        11,444               -       5,100            -         30,057
----------------------------------------------------------------------------------------------------------------------------
Thomas M. Walker       1999   244,808      148,960             -               -      16,402            -         13,531
Executive Vice         1998   229,846            -           814               -      11,406            -         13,263
President & Chief      1997   230,000       62,100        38,138               -           -            -          2,367
Financial Officer
----------------------------------------------------------------------------------------------------------------------------

(1) No bonuses were paid for 1998. The 1999 bonuses were earned in 1999 and paid in 2000.

(2) Other Annual Compensation for 1999 consists of income tax gross-ups for reverse split-dollar life insurance.

(3) Prior to the Merger, IES Industries historically made awards of restricted stock. Certain of these awards vested automatically upon the consummation of the Merger. The number of shares of restricted stock reflected in this table that were subject to such automatic vesting consist of 1,006 shares awarded Mr. Hoffman for 1997. In addition, 3,984 restricted shares were awarded to Mr. Hoffman in 1997 which will vest on December 31, 2000. Dividends are paid to Mr. Hoffman on the shares of restricted stock granted in 1997. In 1999, restricted stock was awarded under the Alliant Energy Corporation Long-Term Equity Incentive Plan as follows: Mr. Harvey - 9,294 shares, Mr. Hoffman - 9,294 shares and Mr. Protsch - 9,294 shares. Dividends on shares of restricted stock granted under the Long-Term Equity Incentive Plan are held in escrow and reinvested in shares of common stock pending vesting of the underlying restricted stock. In the event that such restricted stock vests, the participant is then also entitled to receive the common stock into which the dividends on the restricted stock were reinvested. The amounts shown in the table above represent the market value of the restricted stock on the date of grant. The number of shares of restricted stock held by the officers identified in the table and the market value of such shares as of December 31, 1999 were as follows: Mr. Harvey - 9,294 shares ($255,585), Mr. Hoffman - 13,278 shares ($365,145)
     and Mr. Protsch - 9,294 shares ($255,585).

(4) Awards made in 1999 were in combination with performance share awards as described in the table entitled "Long-Term Incentive Awards in 1999".

(5) The table below shows the components of the compensation reflected under this column for 1999:

             Erroll B. Davis, Jr.    William D. Harvey    James E. Hoffman     Eliot G. Protsch    Thomas M. Walker
             -------------------    ------------------    ----------------     -----------------   -----------------
      A.          $ 17,400               $  7,633            $  1,600              $ 7,633            $  4,800
      B.             7,000                  7,000               1,895                    0               7,000
      C.            22,207                  9,467                   0                8,640                   0
      D.            13,581                  5,721                   0                2,484                   0
      E.                 0                      0                 873                    0               1,351
      F.                 0                 14,184              22,152               14,184                 380
     Total        $ 60,188               $ 44,005            $ 26,520              $32,941            $ 13,531



   A. Matching contributions to 401(k) Plan and Deferred Compensation Plan

   B. Financial counseling benefit

   C. Split-dollar   life  insurance   reportable  income  (the  split  dollar
      insurance premiums are calculated using the "foregone interest" method)

   D. Reverse split-dollar life insurance

   E. Life insurance coverage in excess of $50,000

   F. Dividends on restricted stock

                                STOCK OPTIONS


The  following  table  sets  forth  certain  information   concerning  options
granted during 1999 to the executives named below:

                                                   STOCK OPTIONS/SAR GRANTS IN 1999


                                                                                          Potential Realizable
                                                                                            Value at Assumed
                                                                                            Annual Rates of
                                                                                           Stock Appreciation
                                               Individual Grants                           for Option Term(2)
                            --------------------------------------------------------     -----------------------
                            Number of
                           Securities         % of Total
                           Underlying        Options/SARs
                            Options/          Granted to      Exercise or
                              SARs           Employees in     Base Price    Expiration
         Name              Granted(1)         Fiscal Year      ($/Share)       Date        5%            10%
  ----------------------   -----------------------------------------------------------   -----------------------
  Erroll  B.   Davis, Jr.    77,657               9.4%         $ 29.875      6/1/09   $1,459,175    $3,698,026
  William D. Harvey          17,071               2.1%           29.875      6/1/09      320,764       812,921
  James E. Hoffman           17,071               2.1%           29.875      6/1/09      320,764       812,921
  Eliot G. Protsch           17,071               2.1%           29.875      6/1/09      320,764       812,921
  Thomas M. Walker           16,402               2.0%           29.875      6/1/09      308,194       781,063


(1) Consists of non-qualified stock options to purchase shares of Company common stock granted pursuant to the Company's Long-Term Equity Incentive Plan. Options were granted on June 1, 1999, and will fully vest on January 1, 2002. Upon a "change in control" of the Company as defined in the Plan or upon retirement, disability or death of the option holder, these options will become immediately exercisable.

(2) The hypothetical potential appreciation shown for the named executives is required by rules of the Securities and Exchange Commission ("SEC"). The amounts shown do not represent the historical or expected future performance of the Company's common stock. In order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of the Company's common stock would be $48.67 and $77.50, respectively, as of the expiration date of the options.

The following table provides information for the executives named below regarding the number and value of exercisable and unexercised options. None of the executives exercised options in fiscal 1999.

                                             OPTION/SAR VALUES AT DECEMBER 31, 1999


                                                 Number of Securities
                                                Underlying Unexercised             Value of Unexercised
                                                    Options/SARs at              In-the-Money Options/SARs
                                                    Fiscal Year End                   at Year end(1)
                                              -------------------------------   -------------------------------
                            Name              Exercisable     Unexercisable     Exercisable     Unexercisable
                     --------------------     ------------------------------   --------------------------------
                     Erroll B. Davis, Jr.       37,951          115,958             0                0
                     William D. Harvey          13,152           29,775             0                0
                     James E. Hoffman            3,802           24,675             0                0
                     Eliot G. Protsch           13,152           29,775             0                0
                     Thomas M. Walker            3,802           24,006             0                0

(1) Based on the closing per share price on December 31, 1999 of Company common stock of $27.50. Because the price per share on December 31, 1999 was less than the option price for all of the outstanding options, no options are considered in-the-money.

Long-Term  Incentive  Awards  -
-------------------------------
The following table provides information concerning long-term incentive awards made to the executives named below in 1999.

                                                     LONG-TERM INCENTIVE AWARDS IN 1999


                                                                                  Estimated Future Payouts Under
                                                                                    Non-Stock Price-Based Plans
                                                                                 ----------------------------------
                                             Number of        Performance or
                                           Shares, Units       Other Period
                                          or Other Rights    Until Maturation     Threshold     Target      Maximum
                          Name                (#)(1)            or Payout            (#)         (#)          (#)
                   -------------------    ---------------    ----------------    -----------------------------------
                   Erroll B. Davis, Jr.      11,649               1/1/02           5,824        11,649       23,298
                   William D. Harvey          2,987               1/1/02           1,493         2,987        5,974
                   James E. Hoffman           2,987               1/1/02           1,493         2,987        5,974
                   Eliot G. Protsch           2,987               1/1/02           1,493         2,987        5,974
                   Thomas M. Walker           2,870               1/1/02           1,435         2,870        5,740

(1) Consists of performance shares awarded under the Company's Long-Term Equity Incentive Plan. These performance shares will vest based on achievement of specified Total Shareholder Return (TSR) levels as compared with an investor-owned utility peer group over the period ending January 1, 2002. Payouts will be made on a one-for-one basis in shares of Company common stock or cash, subject to modification pursuant to a performance multiplier which ranges from 0 to 2.00.

                     CERTAIN AGREEMENTS AND TRANSACTIONS


Mr. Davis has an employment agreement with the Company, pursuant to which Mr. Davis will serve as the Chief Executive Officer of the Company until April 21, 2003. Mr. Davis will also begin serving as the Chairman of the Company effective April 21, 2000. Following the expiration of the initial term of Mr. Davis' employment agreement, his agreement will automatically renew for successive one-year terms, unless either Mr. Davis or the Company gives prior written notice of his or its intent to terminate the agreement. Mr. Davis will also serve as Chief Executive Officer of each subsidiary of the Company until at least April 21, 2001 and as a director of such companies during the term of his employment agreement. Pursuant to Mr. Davis' employment agreement, he is paid an annual base salary of not less than $450,000. Mr. Davis also has the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) in amounts no less than he was eligible to receive before the effective time of the Merger, as well as supplemental retirement benefits (including continued participation in the WP&L Executive Tenure Compensation Plan) in an amount no less than he was eligible to receive before the effective time of the Merger, and life insurance providing a death benefit of three times his annual salary. If the employment of Mr. Davis is terminated without cause (as defined in the employment agreement) or if Mr. Davis terminates his employment for good reason (as defined in the employment agreement), the Company or its affiliates will continue to provide the compensation and benefits called for by the employment agreement through the end of the term of such employment agreement (with incentive compensation based on the maximum potential awards and with any stock compensation paid in cash), and all unvested stock compensation will vest immediately. If Mr. Davis dies or becomes disabled, or terminates his employment without good reason, during the term of his respective employment agreement, the Company or its affiliates will pay to Mr. Davis or his beneficiaries or estate all compensation earned through the date of death, disability or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If Mr. Davis is terminated for cause, the Company or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. Under Mr. Davis' employment agreement, if any payments thereunder constitute an excess parachute payment under the Code, the Company will pay to Mr. Davis the amount necessary to offset the excise tax and any applicable taxes on this additional payment.

The Company currently has in effect key executive employment and severance agreements (the "KEESAs") with certain executive officers of the Company (including Messrs. Davis, Harvey, Hoffman, Protsch and Walker). The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within five years after a change in control of the Company (as defined in the KEESAs), the officer's employment is ended through (i) termination by the Company, other than by reason of death or disability or for cause (as defined in the KEESAs), or (ii) termination by the officer due to a breach of the agreement by the Company or a significant change in the officer's responsibilities, or (iii) in the case of Mr. Davis' agreement, termination by Mr. Davis following the first anniversary of the change of control. The benefits provided are (i) a cash termination payment of two or three times (depending on which executive is involved) the sum of the officer's annual salary and his or her average annual bonus during the three years before the termination and (ii) continuation for up to five years of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination. Each KEESA for executive officers below the level of Executive Vice President provides that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which the Company may pay without loss of deduction under the Code. The KEESAs for the Chief Executive Officer and the Executive Vice Presidents (including Messrs. Davis, Harvey, Hoffman, Protsch and Walker) provide that if any payments thereunder or otherwise constitute an excess parachute payment, the Company will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment. Mr. Davis' employment agreement as described above limits benefits paid thereunder to the extent that duplicate payments would be provided to him under his KEESA.

                    RETIREMENT AND EMPLOYEE BENEFIT PLANS

Alliant Energy Corporate Services Retirement Plans

Salaried employees (including officers) of the Company are eligible to participate in a Retirement Plan maintained by Alliant Energy Corporate Services. In 1998, the Retirement Plan was amended to implement a cash balance format, thereby changing the benefit calculation formulas and adding a lump sum distribution option for eligible participants. The Alliant Energy Cash Balance Pension Plan (the "Plan") bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Plan as of August l, 1998, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1997, under the Plan's benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for a Social Security offset. In addition, individuals participating in the Plan as of August 1, 1998 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and base pay.

For 1998 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus a share of the gain on the investment return on assets in the trust investment for the year.

The life annuity payable under the Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Plan on August 1, 1998 are in no event to receive any less than what would have been provided under the prior formula, had it continued, if they terminate on or before August 1, 2008, and do not elect to commence benefits before the age of 55.

All  of  the  individuals  listed  in  the  Summary   Compensation  Table  who
participate in the Plan (Messrs. Davis, Protsch and Harvey) are "grandfathered" under the prior plans benefit formula. Since their estimated benefits under that formula are higher than under the Plan formula, utilizing current assumptions, their benefits would currently be determined by the prior plan benefit formula. Contributions to the "grandfathered" plan are determined actuarially, computed on a straight-life annuity basis, and cannot be readily calculated as applied to any individual participant or small group of participants. For purposes of the Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the foregoing Summary Compensation Table. Plan benefits depend upon length of Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Plan) and are reduced by up to 50 percent of Social Security benefits. Credited years of service under the Plan for covered persons named in the foregoing Summary Compensation Table are as follows: Erroll B. Davis, Jr., 20 years; Eliot G. Protsch, 20 years; and William D. Harvey, 12 years. Assuming retirement at age 65, a Plan participant (in conjunction with the Unfunded Excess Plan described below) would be eligible at retirement for a maximum annual retirement benefit as follows:

                                                            Retirement Plan Table

                     Average                         Annual Benefit After Specified Years in Plan*
                     Annual
                  Compensation          5            10            15            20            25            30
                  --------------    ------------------------------------------------------------------------------
                   $ 125,000        $ 10,085    $  20,171     $  30,256     $  40,341     $  50,427     $  60,512
                     150,000          12,377       24,754        37,131        49,508        61,885        74,262
                     200,000          16,960       33,921        50,881        67,841        84,802       101,762
                     250,000          21,544       43,087        64,631        86,175       107,718       129,262
                     300,000          26,127       52,254        78,381       104,508       130,635       156,762
                     350,000          30,710       61,421        92,131       122,841       153,552       184,262
                     400,000          35,294       70,587       105,881       141,175       176,468       211,762
                     450,000          39,877       79,754       119,631       159,508       199,385       239,262
                     475,000          42,169       84,337       126,506       168,675       210,843       253,012
                     500,000          44,460       88,921       133,381       177,841       222,302       266,762
                     525,000          46,752       93,504       140,256       187,008       233,760       280,512
                     550,000          49,044       98,087       147,131       196,175       245,218       294,262
                     600,000          53,627      107,254       160,881       214,508       268,135       321,762
                     650,000          58,210      116,421       174,631       232,841       291,052       349,262
                     700,000          62,794      125,587       188,381       251,175       313,968       376,762


__________

* Average annual compensation is based upon the average of the highest 36 consecutive months of compensation. The Plan benefits shown above are net of estimated Social Security benefits and do not reflect any deductions for other amounts. The annual retirement benefits payable are subject to certain maximum limitations (in general, average annual compensation cannot exceed $160,000 for 1999) under the Code. Amounts that would not otherwise be payable under the Plan due to this limit are payable under the Unfunded Excess Plan described below. Under the Plan, if a Plan participant dies prior to retirement, the designated survivor of the participant is entitled to a monthly income benefit equal to approximately 50 percent of the monthly retirement benefit which would have been payable to the participant under the Plan.

IES Industries Pension Plan

Prior to the Merger, Messrs. Hoffman and Walker participated in the IES Industries retirement plan (which plan was transferred to Alliant Energy Corporate Services in connection with the Merger). Plan benefits payable to Messrs. Hoffman and Walker have been "grandfathered" to reflect the benefit plan formula in effect at the time of the Merger. Mr. Hoffman has four years of credited service under this plan and Mr. Walker has three years of credited service. Maximum annual benefits payable at age 65 to participants who retire at age 65, calculated on the basis of straight life annuity, are illustrated in the following table.


                                                         Pension Plan Table


                        Average of Highest Annual               Estimated Maximum Annual Retirement
                          Salary (Remuneration)                 Benefits Based on Years of Service
                          For Three Consecutive
                        Years Out of the Last Ten        15         20         25          30         35
                        --------------------------    ------------------------------------------------------
                                125,000                26,583     35,444     44,305      53,166     62,027
                                150,000                32,395     43,194     54,992      64,791     75,590
                                200,000                44,020     58,694     73,368      88,041    102,715
                                225,000                49,618     66,156     82,696      99,235    115,774
                                250,000                50,757     67,676     84,595     101,514    118,433
                                300,000                50,757     67,676     84,595     101,514    118,433
                                400,000                50,757     67,676     84,595     101,514    118,433

Unfunded Excess Plan-Alliant Energy Corporate Services maintains an Unfunded Excess Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee's retirement benefits exceed the qualified plan limits. The Unfunded Excess Plan provides an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Unfunded Executive Tenure Compensation Plan-Alliant Energy Corporate Services maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for key executives to remain in the service of the Company by providing additional compensation which is payable only if the executive remains with the Company until retirement (or other termination if approved by the Board of Directors). In the case of the Chief Executive Officer only, in the event that the Chief Executive Officer (1) is terminated under his employment agreement with the Company as described above other than for cause, death or disability (as those terms are defined in the employment agreement), (2) terminates his employment under the employment agreement for good reason (as such term is defined in the employment agreement), or (3) is terminated as a result of a failure of the employment agreement to be renewed automatically pursuant to its terms (regardless of the reason for such non-renewal), then for purposes of the plan, the Chief Executive Officer shall be deemed to have retired at age 65 and shall be entitled to benefits under the plan. Participants in the plan must be designated by the Chief Executive Officer of the Company and approved by its Board of Directors. Mr. Davis was the only active participant in the plan as of

December 31, 1999. The plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age
65) for 120 months. The payments will be equal to 25 percent of the participant's highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant's beneficiary will receive monthly payments equal to 50 percent of such amount for 120 months in the case of death before retirement, or if the participant dies after retirement, 50 percent of such amount for the balance of the 120 months. Annual benefits of $145,000 would be payable to Mr. Davis upon retirement, assuming he continues in Alliant Energy Corporate Services' service until retirement at the same salary as was in effect on December 31, 1999.

Alliant Energy Corporate Services
Supplemental Executive Retirement Plan

The Company maintains an unfunded Supplemental Executive Retirement Plan to provide incentive for key executives to remain in the service of the Company by providing additional compensation which is payable only if the executive remains with the Company until retirement, disability or death. Participants in the plan must be approved by the Compensation and Personnel Committee of the Board. The plan provides for payments of 60% of the participant's average annual earnings (base salary and bonus) for the highest paid three years out of the last ten years of the participant's employment reduced by the sum of benefits payable to the officer from the officer's defined benefit plan. The normal retirement date under the plan is age 62 with at least ten years of service and early retirement is at age 55 with at least ten years of service. If a participant retires prior to age 62, the 60% payment under the plan is reduced by 3% per year for each year the participant's retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for senior officers who have attained age 55 and have a minimum of ten years of service in a senior executive position with the Company. Benefit payments under the plan will be made for the lifetime of the senior officer, with a minimum of 12 years of payments if the participant dies after retirement. A postretirement death benefit of one times the senior executive officer's final average earnings at the time of retirement will be paid to the designated beneficiary. Messrs. Davis, Harvey, Hoffman, Protsch and Walker are participants in this plan. The following table shows payments under the plan, assuming a minimum of 10 years of service at retirement age.

                                             Supplemental Executive Retirement Plan Table

                                          Average
                                       Compensation          <10 Years          >10 Years*
                                       -------------       -------------       -------------
                                        $ 125,000              $ 0              $  75,000
                                          150,000                0                 90,000
                                          200,000                0                120,000
                                          250,000                0                150,000
                                          300,000                0                180,000
                                          350,000                0                210,000
                                          400,000                0                240,000
                                          450,000                0                270,000
                                          500,000                0                300,000
                                          550,000                0                330,000
                                          600,000                0                360,000
                                          650,000                0                390,000
                                          700,000                0                420,000
                                          750,000                0                450,000

__________

* Reduced by the sum of the benefit payable from the applicable defined benefit plan.

Key Employee  Deferred  Compensation  Plan-The  Company  maintains an unfunded
Key Employee Deferred Compensation Plan under which participants may defer up to 100% of base salary or incentive compensation. The Company matches up to 50% of the employee deferral (plus 401(k) contributions up to 6% of pay, less 401(k) matching contributions). The deferrals and matching contributions received an annual return to the A-utility bond rate with a minimum return no less than the prime interest rate published in the Wall Street Journal. Payments from the plan may be made in lump sums or installments at the election of the participant. Participants are selected by the Chief Executive Officer of Alliant Energy Corporate Services. Messrs. Davis, Harvey, Protsch and Walker participate in the Plan.

              REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE
                          ON EXECUTIVE COMPENSATION

To Our Shareowners:

The Compensation and Personnel Committee (the "Committee") of the Board of Directors of the Company is currently comprised of four non-employee directors. The Committee assesses the effectiveness and competitiveness of, approves the design of, and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. To support the Committee in carrying out its mission, an independent consultant is engaged to provide assistance to the Committee.

The Committee is committed to implementing a total compensation program for executives that furthers the Company's mission. Therefore, the Committee adheres to the following compensation policies, which are intended to facilitate the achievement of the Company's business strategies.

- Total compensation should enhance the Company's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

- Base salary levels should be targeted at a competitive market range paid to executives of comparable companies. Specifically, the Committee targets the median (50th percentile) of equally weighted data from utility and general industry companies.

- Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined Company, subsidiary, business unit and individual performance goals. In addition, incentive levels are targeted at the median (50th percentile) of equally weighted data from utility and general industry companies.

Components of Compensation

The major elements of the Company's executive compensation program are base salary, short-term (annual) incentives and long-term (equity) incentives. These elements are addressed separately below. In setting the level for each major component of compensation, the Committee considers all elements of an executive's total compensation package, including employee benefit and perquisite programs. The Committee's goal is to provide an overall compensation package for each executive officer that is competitive to the packages offered other executives. The Committee has determined that total executive compensation, including that for Mr. Davis, is in line with competitive salaries of the comparison groups of companies.

Base Salaries

The Committee annually reviews each executive's base salary. Base salaries are targeted at a competitive market range (i.e., at the median level) when comparing both utility and non-utility (general industry) data. Base salaries are adjusted annually by the Committee to recognize changes in the market, varying levels of responsibility, prior experience and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments for a particular salary level, which generally limit across-the-board increases. Individual performance factors are not considered by the Committee in setting base salaries. In 1999, the Committee reviewed executive salaries for market comparability using utility and general industry data contained in compensation surveys published by Edison Electric Institute, American Gas Association and several compensation-consulting firms. The Committee decided to maintain Mr. Davis' 1999 base salary at the level established in May 1998. The Summary Compensation Table reflects an annual salary of $580,000 effective May 1, 1998 with compensation from January through April 1998 at the previous annual salary of $450,000 annually.

Short-Term Incentives

The goal of the Company's short-term (annual) incentive programs is to promote the Committee's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash or stock based bonuses based on the achievement of corporate, subsidiary, business unit and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Committee on an annual basis reviews and approves the program's performance goals and the relative weight assigned to each goal as well as targeted and maximum award levels. A description of the short-term incentive programs available during 1999 to executive officers follows.

Alliant Energy Corporation Management Incentive Compensation Plan-In 1999, the Alliant Energy Corporation Management Incentive Compensation Plan (the "MICP") covered utility executives and was based on achieving annual targets in corporate performance that included an earnings per share ("EPS") target for the utility businesses, and business unit and individual performance goals. Target and maximum bonus awards under the MICP in 1999 were set at the median of the utility and general industry market levels. Targets were considered by the Committee to be achievable, but required above-average performance from each of the executives. Actual payment of bonuses, as a percentage of annual salary, is determined by the level of performance achieved in each category. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If a pre-determined EPS target is not met, there is no bonus payment associated with the MICP. If the threshold performance for any other performance target is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is no additional payment for performance above the maximum level. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. Potential MICP awards for eligible executives range from 0 to 90 percent of annual salary. The amounts paid under the MICP to eligible officers included in the Summary Compensation Table are reflected in that table.

In 1999, Mr. Davis was covered by the MICP. Awards for Mr. Davis under the MICP in 1999 were based on corporate and strategic goal achievement in relation to predetermined goals. For each plan year, the Committee determines the performance apportionment for Mr. Davis. In 1999, that apportionment was 70 percent for corporate performance and 30 percent for strategic goal performance. Corporate performance is measured based on a Company-wide EPS target established at the beginning of the year. Strategic goals are measured based on the achievement of certain specific goals, which included strategy development and implementation, established for Mr. Davis by the Committee. The 1999 MICP award range for Mr. Davis was from 0 to 120 percent of annual salary. Bonuses under the MICP are earned and calculated in a manner similar to that employed by the MICP. The award earned by Mr. Davis under the MICP for 1999 is set forth in the Summary Compensation Table.

Alliant Energy Resources Annual Incentive Plan-The Alliant Energy Resources Annual Incentive Plan for 1999 covered non-utility executives and was based on achieving annual targets in corporate performance (that included an EPS target for the non-utility businesses), business unit performance (that included the contribution to EPS by such business unit) and group, unit and individual performance goals. Target and maximum bonus awards were set at competitive market levels. Targets were considered by the Committee to be achievable, but required above-average performance from each of the executives. Actual payment of bonuses, as a percentage of annual salary, is determined by the level of performance achieved in each category. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If the business unit's EPS contribution to corporate is below the threshold level, there is no bonus payment associated with the plan. If the threshold performance for any other performance target is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached for any other performance target, there is no additional payment for performance above the maximum level. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. Potential Alliant Energy Resources Annual Incentive Plan awards for executives range from 0 to 60 percent of annual salary. The amounts paid under the Alliant Energy Resources Annual Incentive Plan to eligible officers included in the Summary Compensation Table are reflected in that table.

Long-Term Incentives

The Committee strongly believes compensation for executives should include long-term, at-risk pay to strengthen the alignment of the interests of the shareowners and management. In this regard, the Alliant Energy Corporation Long- Term Equity Incentive Plan permits grants of stock options, restricted stock and performance unit/shares with respect to the Company's common stock. The Committee believes the Long-Term Equity Incentive Plan balances the Company's existing compensation programs by emphasizing compensation based on the long- term successful performance of the Company from the perspective of the shareowners. A description of the long-term incentive programs available during 1999 to executive officers under the Long-Term Equity Incentive Plan is set forth below.

Alliant Energy Corporation Long-Term Incentive Program-The Alliant Energy Corporation Long-Term Incentive Program covered utility executives and consisted of the following components: stock options and performance shares. Stock options provide a reward that is directly tied to the benefit shareowners receive from increases in the price of the Company's common stock. The payout from the performance shares is based on the Company's three-year total return to shareowners relative to an investor-owned utility peer group. Thus, the two components of the Long-Term Incentive Program (i.e. stock options and performance shares) provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 1999, the Committee made a grant of stock options and performance shares to various executive officers, including Messrs. Davis,

Harvey, Hoffman, Protsch and Walker. All option grants had per share exercise prices equal to the fair market value of a share of Company common stock on the date the grants were approved. Options vest on a one-third basis at the beginning of each calendar year after grant and have a ten-year term from the date of the grant. Executives in the Alliant Energy Corporation Long-Term Equity Incentive Program were also granted performance shares. Performance shares will be paid out in shares of the Company's common stock or cash. The award will be modified by a performance multiplier which ranges from 0 to 2.00 based on the three-year average of the Company's total shareowner return relative to an investor-owned utility peer group.

In determining actual award levels under the Alliant Energy Corporation Long-Term Equity Incentive Program, the Committee was primarily concerned with providing a competitive total compensation level to officers. As such, award levels (including awards made to Mr. Davis) were based on a competitive analysis of similarly sized utility companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance shares. Award levels were targeted to the median of the range of such awards paid by comparable companies. In addition, the Committee did not consider the amounts of options and performance shares already outstanding or previously granted when making awards for 1999. Mr. Davis' awards in 1999 under this program are shown in the Stock Options/SAR Grants in 1999 Table and the Long-Term Incentive Awards in 1999 Table.

Alliant Energy Resources Long-Term Incentive Program-The Alliant Energy Resources Long-Term Incentive Program covered non-utility executives and consisted of the following components: stock options and performance shares. Stock options provide a reward that is directly tied to the benefit shareowners receive from increases in the price of the Company's common stock. The payout from the performance shares is contingent upon achievement of specified AER earnings growth. Thus, the two components of the Alliant Energy Resources Long- Term Incentive Program, (i.e. stock options and performance shares) provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. All option grants had a per share exercise price equal to the fair market value of a share of Company common stock on the date the grants were approved. Options vest on a one-third basis at the beginning of each calendar year and have a ten-year term from the date of the grant. Executives in the Alliant Energy Resources Long-Term Incentive Program were also granted performance shares. Performance shares will be paid out in shares of the Company's common stock. The payment will be modified by a performance multiplier which ranges from 0 to 2.00 based on the AER three-year average growth in EPS contribution to the Company's EPS.

In determining actual award levels, the Committee was primarily concerned with providing a competitive total compensation level to officers.
As such, award levels were based on a competitive analysis of similarly-sized general industry companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance shares. Award levels were targeted to the median of the range of such awards paid by comparable companies. In addition, the Committee did not consider the amounts of options and performance units already outstanding or previously granted when making awards for 1999.

Special Restricted Stock Awards in 1999

To provide selected executives of the Company with severance arrangements with generally comparable terms relating to any future change in control of the Company, the Company in 1999 offered new key executive employment and severance agreements (the "New KEESAs") to such executive officers of the Company (including Messrs. Davis, Harvey, Hoffman, Protsch and Walker). To receive a New KEESA, each executive officer (other than Mr. Davis) was required to cancel existing rights under his or her prior key executive employment and severance agreement in exchange for a grant of restricted stock. Mr. Davis did not receive a grant of restricted stock in connection with the cancellation of his prior key executive employment and severance agreement. Mr. Walker also did not receive a restricted stock grant because he did not have a prior key executive employment and severance agreement under which the existing rights were cancelled. The grants of restricted stock were valued at one times salary for Executive Vice Presidents of the Company (including Messrs. Harvey, Hoffman and Protsch) and one-half times salary for Vice Presidents of the Company. Subject to certain exceptions, the restricted stock will vest only if the executive remains with the Company for a period of at least three years.

Stock Ownership Guidelines

In January 1999, the Company established stock ownership guidelines for executive officers as a way to better align the financial interests of its officers with those of its shareowners. These officers are expected to make continuing progress towards compliance with these guidelines and to comply fully with the guidelines within five years of implementation. Officers are required to own stock with a value equal to a specified multiple of their base salaries. Under these guidelines, the requisite multiples are three for the Chief Executive Officer and Executive Vice Presidents and 1.5 for Vice Presidents. The Chief Executive Officer retains the right to grant special dispensation for hardship, promotions or new hires.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee's commitment to link compensation with performance as described in this report, the Committee currently intends to qualify future compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m).

Conclusion

The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for the Company's executives. In addition, the Committee believes that the long and short term performance incentives effectively align the interests of executives and shareowners toward a successful future for the Company.

                                          COMPENSATION AND PERSONNEL COMMITTEE
                                                     Arnold M. Nemirow (Chair)
                                                                Alan B. Arends
                                                                Judith D. Pyle
                                                             Anthony R. Weiler

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


Rules of the SEC require that the Company show a graphical comparison of the total return on its common stock for the last five fiscal years with the total returns of a broad market index and a more narrowly focused industry or group index. (Total return is defined as the return on common stock including dividends and stock price appreciation, assuming reinvestment of dividends.) The Company has selected the Standard & Poors (S&P) 500 Index for the broad market index and the S&P Utility Index as the industry index. These indices were selected because of their broad availability and recognition. The following chart compares the total return of an investment of $100 in Company common stock on December 31, 1994, with like returns for the S&P 500 and S&P Utilities indices. Pursuant to SEC rules, the table reflects only information regarding the common stock of the Company (formally known as WPL Holdings, Inc.).



               [CUMULATIVE TOTAL SHAREHOLDER RETURN PERFORMANCE GRAPH]
                            Alliant Energy Corporation

                            Alliant
                            Energy
                         Corporation   S&P Utilities   S&P 500
                            (LNT)          Index        Index
                            --------   -------------   --------
                  1994      100.00        100.00        100.00
                  1995      119.46        142.03        137.58
                  1996      117.07        146.46        169.17
                  1997      147.87        182.57        225.60
                  1998      153.62        209.53        290.08
                  1999      140.47        182.50        351.11


                                                                             December 31,
                                                1994        1995        1996       1997        1998        1999
                                            ----------------------------------------------------------------------
               Alliant Energy Corporation   $  100.00   $  119.46    $ 117.07    $ 147.87    $ 153.62    $ 140.47
               S&P Utilities Index          $  100.00   $  142.03    $ 146.46    $ 182.57    $ 209.53    $ 182.50
               S&P 500 Index                $  100.00   $  137.58    $ 169.17    $ 225.60    $ 290.08    $ 351.11


                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE


The Company's directors, its executive officers and certain other officers are required to report their ownership of the Company's common stock and subsidiary preferred stock and any changes in that ownership to the SEC and the New York Stock Exchange. One report covering one transaction was inadvertently filed late on behalf of William D. Harvey. To the best of the Company's knowledge, all required filings in 1999, with the exception of that filing, were properly made in a timely fashion. In making the above statements, the Company has relied on the representations of the persons involved and on copies of their reports filed with the SEC.

                                         By Order of the Board of Directors

                                         /s/ Edward M. Gleason

                                             EDWARD M. GLEASON
                                             Vice President-Treasurer
                                                and Corporate Secretary

                                   PROXY CARD

[ALLIANT LOGO]                                              Shareowners Services
                                                                   P.O. Box 2568
                                                         Madison, WI  53701-2568

                                                  SHAREOWNER INFORMATION NUMBERS

                                             Local Madison, WI....1-608-252-3110
                                             All Other Areas......1-800-356-5343

Thank you for being an Alliant Energy shareowner.

Please take a moment to vote your shares for the upcoming Annual Meeting of Shareowners. You can access our home page at www.alliant-energy.com to view the Annual Report and Proxy Statement. You can vote in four ways:

OPTION #1:  Vote by Telephone: Call toll free 1-800-660-7580 using a touch tone
---------   phone 24 hours a day, 7 days a week. You will be asked to enter the
            Control Number below.

            If you wish to vote "For All Directors" as recommended by the Board of Directors, simply press 1. Please wait for your confirmation. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts.

            There is no charge for this call.


                             ______________________________

                                 Your Control Number is:
      [TELEPHONE GRAPHIC]                                     [COMPUTER GRAPHIC]

                              For Telephone/Internet Voting
                             _______________________________


            (Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.)

OPTION #2:  Vote by Internet: Access www.proxyvoting.com/alliant and by using
---------   the Control Number above, respond to a few simple prompts.


OPTION #3:  Vote by Fax: Please mark, sign and date this proxy card and fax to
---------   608-252-3321.

OPTION #4:  Vote by Mail: If you do not desire to vote by touch tone phone,
---------   Internet, or fax, please mark, sign, date, and return the proxy card below.

 Your telephone, Internet or fax vote must be received by 5 p.m. CST on May 16, 2000 to be counted in the final tabulation.

 (If you vote by telephone, Internet, or fax, please do not mail this card.)

  Please Fold and Detach Proxy Card at Perforation if Voting by Mail.
--------------------------------------------------------------------------------

                                                               Indicate your vote by an (X) in the appropriat boxes.

[  ] I (WE) WILL ATTEND THE ANNUAL MEETING.                    ELECTION OF DIRECTORS:
                                                               ---------------------
[  ] I (WE) CONSENT TO ACCESS FUTURE NOTICES OF                                       For All    Withhold    For All
     ANNUAL MEETINGS, PROXY STATEMENTS, AND ANNUAL                                               For All     Except(*)
     REPORTS ELECTRONICALLY ON THE INTERNET,                   Nominees for terms
     INSTEAD OF RECEIVING THESE MATERIALS BY MAIL.             ending in 2003:          [  ]        [  ]        [  ]

P                                                                  01 Erroll B. Davis, Jr.
R                                                                  02 Lee Liu
O                                                                  03 Milton E. Neshek
X                                                                  04 Robert W. Schultz
Y                                                                  05 Wayne H. Stoppelmoor

                                                               (*) TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
                                                               NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN
                                                               THE LIST ABOVE AND MARK AN (X) IN THE "For All Except" BOX.
Please date and sign your name(s) exactly as shown
above and mail promptly in the enclosed envelope.

_________________________________________________              Important:  When signing as attorney, executor,
Signature                       DATE                           administrator, trustee, or guardian, please give
                                                               your full title as such.  In the case of JOINT
_________________________________________________              HOLDERS, all should sign.
Signature                       DATE

                      [BACK SIDE OF PROXY CARD]


                  "E" IS FOR EASY....AND ELECTRONIC

To access the Annual Report and Proxy Statement on the Internet, please open our site at www.alliant-energy.com. We encourage you to check out our site to see how easy and convenient it is. Click on the Annual Report button for the Annual Report/Proxy Statement. You may print or just view these materials. Electronic methods cut down on your paperwork. They also reduce our printing and postage costs which achieves greater shareowner value. If you would like electronic access to these reports next year and not receive them by mail, be sure to indicate this when you vote.

Remember, whether or not you are attending the meeting, we encourage you to vote your shares and again thank you for being an Alliant Energy Shareowner.



********************************************************************************


                            WHERE AND WHEN


You are invited to attend the Annual Meeting of Shareowners on Wednesday, May 17, 2000 at 1:00 p.m. at the Dane County Exposition Center, 1881 Expo Way, Madison, Wisconsin. A light refreshment will be served following the meeting.



********************************************************************************

                           ALLIANT ENERGY CORPORATION
                                 P.O. BOX 2568
                             MADISON, WI 53701-2568

                 _____________________________________________

                  ANNUAL MEETING OF SHAREOWNERS - MAY 17, 2000

                 _____________________________________________


The undersigned appoints Erroll B. Davis, Jr. and Edward M. Gleason, or either of them, attorneys and proxies, with the power of substitution to vote all shares of stock of Alliant Energy Corporation (the "Company"), held of record in the name of the undersigned (including any shares held or credited to the undersigned's account under the Company's Sharowner Direct Plan and ISU Employee Stock
Ownership Plan) at the close of business on March 21, 2000, at the Annual Meeting of Shareowners of the Company, to be held at the Dane County Exhibition Center, Madison, Wisconsin, on May 17, 2000 at 1:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company's Notice of Annual Meeting of Shareowners dated March 27, 2000 and accompanying Proxy Statement, subject to any directions indicated on the reverse side of this card.


This proxy is solicited on behalf of the Board of Directors of Alliant
                         Energy Corporation.

This proxy when properly executed will be voted in the manner directed herein by the shareowner.

 If no direction is made, the proxies will vote "FOR" the election of all listed nominess.